EXHIBIT 10.10
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               PATENTS PURCHASE, ASSIGNMENT AND LICENSE AGREEMENT


            This Patents Purchase, Assignment and License Agreement, entered into on November 18, 2003 ("Effective Date"), is by and between MERLOT COMMUNICATIONS, INC., with a principal place of business at 4 Berkshire Boulevard, Bethel, Connecticut ("Seller"), and NETWORK-1 SECURITY SOLUTIONS, INC., with a principal place of business at 445 Park Avenue, Suite 1028, New York, New York, its successors and assigns ("Buyer").

            WHEREAS, Seller represents that it owns all right, title, and interest to, and wishes to sell and assign to Buyer all right, title and interest in and to, the inventions, patents and patent applications specified on Exhibit A annexed hereto and incorporated herein by reference (each of which shall individually be referred to as a "Patent" and collectively as the "Patents"), under the terms and conditions set forth herein; and

            WHEREAS, Buyer wishes to purchase the Patents and accept such assignment.

            NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

            1. Assignment of Patents

                  a. Seller hereby assigns to Buyer, and Buyer hereby accepts, all of Seller's right, title and interest in and to, the Patents (including any reissues, continuations-in-part, revisions, extensions, and reexaminations thereof), all related documentation, including, without limitation, all related copyrights, if any, and the exclusive right to enforce the Patents in the United States and throughout the world in the sole name of Buyer, its successors or assigns, including all rights to profits and damages

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by reason of past infringement by any party or parties, including the right to sue and collect same for Buyer's and Buyer's successors and assigns own use and benefit, free and clear of any and all liens, encumbrances, or third party claims. Seller shall execute the form of Assignment for each of the Patents annexed hereto as Exhibit B simultaneously with Seller's execution hereof.

                  b. Other than the rights expressly set forth herein, Seller shall hereinafter have no further or continuing interest in the Patents. In addition, Seller represents that it has no interest in any other patent or technology related to the Patents.

                  c. Upon the closing hereof, Seller shall provide to Buyer the original certificates reflecting the registrations of the Patents, as well as all files in Seller's possession or under its control regarding the technology embodied in the Patents including, without limitation, its work, design, engineering and search files for each Patent, all of Seller's files regarding the prosecution of the Patents, and all documentation, including without limitation, instruction manuals, relating to the Patents.

                  d. Seller appoints Buyer and Buyer's successors and assigns as its attorney-in-fact to act in Seller's name and place to execute, deliver and record any document or instrument of assignment or conveyance necessary to perfect, grant and confirm the rights granted in paragraph 1(a) hereof, and Seller conveys to the Buyer the right to make application in, prosecute, receive and enforce in its own behalf and name the Patents.

                  e. Seller further agrees at any time to execute and to deliver upon request of the Buyer, at Buyer's expense, such additional documents, if any, as are necessary or desirable to secure patent protection on said inventions, discoveries and

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applications throughout all countries of the world (including, without limitation, all documents relating to any reexaminations or reissuances), and otherwise to do the necessary to give full effect to and to perfect the rights of the Buyer to the Patents under this Agreement, including the execution, delivery and procurement of any and all further documents evidencing this assignment, transfer and sale as reasonably may be necessary or desirable.

                  f. Seller hereby covenants that no assignment, sale, agreement or encumbrance has been or will be made or entered into by Seller which would conflict with this assignment.

                  g. Seller further covenants that Buyer will, upon its request and at its expense, be provided promptly with all pertinent facts and documents relating to said invention and said Patents and legal equivalents as may be known and accessible to Seller and will testify at Buyer's expense as to the same in any interference, litigation or proceeding related thereto.

            2. Payments to Seller

                  a. Upon the execution hereof, Buyer shall pay or cause to be paid to Seller the sum of One Hundred Thousand ($100,000) Dollars.

                  b. In addition to the sum set forth is paragraph 2(a) above, for the term of each Patent Buyer shall pay Seller Twenty Percent (20%) of the Net Income (as defined below) realized by Buyer from the sale or licensing of the Patent, which shall be separately calculated for each Patent which comprises the Patents, after the first Four Million ($4,000,000) Dollars of Net Income realized by Buyer from the sale or licensing of each Patent.

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                  c. For purposes of this Agreement, "Net Income" shall be
defined as gross income received from the licensing or sale of any Patent, less the costs and expenses incurred by Buyer in licensing, selling, developing, enforcing, and protecting said Patent. Buyer may not include its general overhead in the calculation of "Net Income."

                  d. For the avoidance of doubt, there shall be no minimum amounts due to Seller, nor is Buyer obligated to invest in, develop, or make any use of the Patents. Notwithstanding the foregoing, during the first year after the Closing, Buyer will incur a minimum of $200,000 in expenses in connection with the development of the Patents, which shall include all expenses incurred by Buyer in connection with the acquisition of rights hereunder.

                  e. Buyer shall make payment of Net Income to Seller on a quarterly basis as follows: No later than forty five (45) days after the end of each calendar quarter in which any payment is due to Seller, Buyer shall submit to Seller a written report which shall include a written statement of Buyer's Net Income during such quarterly period for each Patent, and showing a calculation of the payment due based thereon. Each Quarterly Report shall be accompanied by the remittance to Seller of the payment shown to be due on the report.

                  f. Seller shall have the right to audit the books and records of Buyer relating to Seller's Net Income upon reasonable advance notice to Buyer at the place such books and records are normally maintained during normal business hours not more than one time per year. Seller shall keep all information to which it has access in any such audit strictly confidential.

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                  g. Subject to the notice requirements set forth in paragraph 3 below, Seller may sell, transfer or assign its right to receive payments as set forth in this paragraph 2 to any third party.

            3. Notice of Intention To Transfer Rights. Each of the parties hereto shall provide the other with no less then 30 days advance notice prior to entering into any binding agreement for the sale, transfer, or assignment of any of its rights hereunder which may be sold, transferred, or assigned. This shall not apply to Buyer's licensing of any Patent rights on a nonexclusive basis.

            4. License To Seller.

                  a. Buyer hereby grants to Seller, upon and subject to all the terms and conditions of this Agreement, a nonexclusive, royalty free, license for the term of each Patent to use the inventions, technologies and rights embodied by the Patents in the development, manufacture, sale and offer for sale of its own branded products for sale directly or indirectly (including through authorized resellers) to end users.

                  b. Unless agreed to otherwise in writing by the Buyer and the Seller, upon the sale of all or substantially all of the assets of Seller or upon the acquisition of at least a controlling interest in Seller by any third party which would itself or which has any affiliated entity which would, but for the investment, require a license from the Buyer, the license granted in paragraph 4(a) above shall automatically become a royalty bearing license without further notice and without the need for any affirmative action by Buyer or Seller, other than the negotiation of the royalty rate as set forth herein. The royalty for such license shall be a commercially reasonable rate, which rate shall be negotiated by Buyer and Seller in good faith.

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                  c. Seller may not sell, transfer or sublicense any of the
rights licensed to it under this Agreement, except in connection with the development, manufacture, sale or offer for sale of its products.

            5. Buyer's Right To Terminate Payments To Seller . Commencing with January 1, 2007 through March 31, 2007, and from each January 1 through March 31 thereafter, Buyer shall have the option to terminate Seller's right to receive payments on Net Income for each Patent as set forth in section 2(b) above by notifying Seller that it wishes to do so in writing by no later than March 31 each year (the "Notice"), and agreeing to pay Seller the greater of: (i) two times the payments Seller would otherwise be due from Net Income for the twelve
(12) months immediately following the notice for that Patent, such payment to be made in four (4) quarterly installments together with the regularly scheduled payments under section 2 hereof during such twelve (12) month period; and (ii) $3 million plus an additional 10% added at the beginning of each year starting on the fourth year (January 1, 2008) after the closing hereof for each Patent. For clarification, payments will continue during the notice year, but will be credited against the final purchase price and the cash alternative referred to in (ii) above shall be the applicable amount for the year in which the Notice is given by the Buyer. After the payment of all amounts owed hereunder, Buyer will have no further obligation to make payments as set forth in paragraph 2(b) above, to provide reports as set forth in paragraph 2(e) above, to provide the notice required by paragraph 3 above, or to meet with Seller as required by paragraph 7 below.

            6. Support By Seller. Seller shall provide Buyer reasonable access to and assistance from Seller's employees and independent contractors as requested by

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Buyer at the sole cost and expense of Buyer to assist Buyer in creating or filing enhancements to the Patents or any Patent, or in licensing or enforcing the Patents or any Patent.

            7. Regular Updates. The parties agree that they shall regularly meet, either in person or telephonically, on dates and at times to be mutually agreed upon but no less then at one time per calendar quarter to discuss the status of the Patents, and Buyer's licensing and enforcement efforts.

            8. Confidential Information. The parties hereto shall regard and preserve as confidential all Confidential Information (defined below) related to the business of the other party, except that information which is public knowledge, which may be obtained by it from any source as a result of this Agreement, or otherwise. The parties agree that they shall not and they shall cause their employees, representatives, agents and licensees not to divulge, furnish or make accessible to anyone such Confidential Information, except as may be necessary from time to time in performance of their duties hereunder on a limited "need to know" basis. This provision shall survive the termination of this Agreement. "Confidential Information" shall be written information marked confidential and oral information designated confidential and confirmed as such in writing delivered not later than ten (10) days after such disclosure, and shall include this Agreement, customer/account lists, and marketing plans, whether or not marked as confidential or confirmed as such in writing.

            9. Choice of Law and Jurisdiction. This Agreement shall be deemed to have been made and delivered in New York City and will be governed as to validity,

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interpretation, construction, effect and in all other respects by the internal laws of the State of New York without giving effect the conflict of laws.

            10. Arbitration. Any controversy or claim arising under or in relation to this Agreement, or the breach thereof, or the relations between Buyer and Seller shall be submitted to arbitration by a panel of three arbitrators (unless the amount in dispute is less than Twenty-Five Thousand Dollars ($25,000) in which case there shall be only one arbitrator) in the City of New York, New York, administered by the American Arbitration Association under the then applicable Commercial Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof; provided however, that the arbitrator(s) shall be bound by the laws of the State of New York and, regarding any questions related thereto, the trademark statutes of the United States of America, and shall have no power to extend this Agreement beyond its termination date, nor to order reinstatement or other continuation of the parties' relationship after termination, nor to award punitive, consequential, multiple, incidental or any other damages in excess of the economic damages actually sustained by the claimant. If, and only if, the arbitrator(s) shall determine that either party's position in arbitration was not maintained in good faith, then the arbitrators shall award the other party a reasonable attorney's fee.

            11. Notices. Notices to either party shall be in writing and shall be deemed delivered when served in person or within three (3) business days after being deposited in the mail, first class certified mail, postage prepaid return receipt requested or one (1) business day after being dispatched by a one day express courier service addressed as follows:

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                            to:  Seller

                                 George Conant
                                 Chief Executive Officer
                                 Merlot Communications, Inc.
                                 4 Berkshire Blvd., Berkshire Corporate Park
                                 Bethel, CT 06801

                            to:  Buyer

                                 Sam Schwartz, Esq.
                                 Olshan Grundman Frome Rosenzweig & Wolosky LLP 505 Park Avenue
                                 New York, New York 10022

            12. Miscellaneous

                  a. Waiver of Rights. The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered or deemed to be a waiver nor considered or deemed to deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

                  b. Currency. All calculations and payments required under this Agreement shall be in United States Dollars.

                  c. Complete Agreement & No Oral Modification. This Agreement is a complete statement of all agreements among the parties with respect to the subject matter hereof. Any amendment, modification, alteration or change must be in writing signed by the parties.

                  d. Warranties of Fitness. The parties each warrant the following: (1) that the delivery of this Agreement has been duly authorized; (2) that the execution and delivery of this Agreement does not contravene any contract or commitment to which it is a party or by which it is bound; and (3) that it is not a party to

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any suit, action, administrative proceeding, or investigation which, if successful, would have a material, adverse effect on its properties, financial conditions or business.

                  e. Construction and Headings. This Agreement's terms and conditions were freely negotiated. The language shall be interpreted without regard to any rule, law or presumption requiring the language to be construed, interpreted or applied for or against either party. The headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

                  f. Independent Parties. The parties hereto acknowledge that the relationship created between them by this Agreement is that of independent contractors. As a result of this Agreement, no agency relationship or association or partnership is created between them. Neither party is authorized to and shall not incur any liability for the other. Neither party may become directly, indirectly or contingently liable for nor shall it hold itself out as having authority to represent or act for the other in any capacity whatsoever. The relationship between the parties shall not be construed as a co-partnership or joint venture or that of agent and principal.

                  g. Severability. In the event that any part of this Agreement should be declared illegal for any reason by any legally constituted court or government authority, the remaining portions shall not be invalidated on account thereof and shall remain in full force and effect provided, however, that if as a result of a declaration of illegality of a party of this Agreement the essential purposes of this Agreement cannot be fulfilled, the Agreement shall terminate forthwith, and all provisions of this Agreement relating to or governing termination thereof shall come into effect.

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                  h. Entire Agreement. This Agreement constitutes the entire agreement and understanding between Buyer and Seller, and supersedes and cancels any and all previous negotiations, representations, undertakings, understanding and agreements heretofore made between them with respect to the subject matter hereof.

                  i. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                  j. Use of Counsel. The parties hereto represent that they have each consulted with counsel of their own choosing in connection with the negotiation and execution of this Agreement or have knowingly chosen not to do so.

            IN WITNESS WHEREOF, the parties hereto are duly authorized to and do hereby execute this Agreement as of the Effective Date.

MERLOT COMMUNICATIONS, INC.


By:  /s/George Conant
    ---------------------
Name: George Conant
Title:  President
Date:  November 18, 2003



NETWORK-1 SECURITY SOLUTIONS, INC.


By:  /s/Edward James
    ---------------------
Name:  Edward James
Title:  Interim Chief Executive Officer
Date:  November 18, 2003

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                                    EXHIBIT A



1. 6,577,631: Communication switching module for the transmission and control of audio, video, and computer data over a single network fabric

2. 6,574,242: Method for the transmission and control of audio, video, and computer data over a single network fabric

3. 6,570,890: Method for the transmission and control of audio, video, and computer data over a single network fabric using Ethernet packets

4. 6,539,011: Method for initializing and allocating bandwidth in a permanent virtual connection for the transmission and control of audio, video, and computer data over a single network fabric

5. 6,218,930: Apparatus and method for remotely powering access equipment over a 10/100 switched Ethernet network

6. 6,215,789: Local area network for the transmission and control of audio, video, and computer data




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                                    EXHIBIT B



                                   ASSIGNMENT



            WHEREAS, Merlot Communications Inc. ("Assignor"), a Delaware corporation with an office at 4 Berkshire, Blvd., Berkshire Corporate Park,
Bethel, CT 06801, owns or has rights to United Status Patent No. [          ],
issued [         ].

            WHEREAS, Network-1 Security Solutions, Inc. ("Assignee"), a Delaware corporation with a headquarters mailing address at 445 Park Avenue, Suite 1028, New York, N.Y. 10022, wishes to acquire full rights and ownership of United
Status Patent No. [          ], issued [          ]

            NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor grants, conveys, assigns and transfers to the Assignee and the Assignee's successors and assigns, Assignor's entire right, title and interest in and to United States Patent No
[           ], including all corresponding applications such as continuations, continuations-in-part, divisionals, provisionals, renewals, revivals, reissues, reexaminations, extensions, and foreign counterparts thereof, along with the subject matter of any and all claims which may be obtained in the aforementioned, in the United States and every foreign country, including all rights to profits and damages by reason of past infringement by any party or parties, either the right to sue and collect same for Assignee's, and Assignee's successors and assigns own use and benefit.

            UPON SAID CONSIDERATION, Assignor appoints Assignee and Assignee's successors and assigns as its attorney-in-fact to act in Assignor's name and place to execute, deliver and record any document or instrument of assignment or conveyance necessary to perfect, grant and confirm the rights granted herein, and Assignor conveys to the Assignee the right to make application in, prosecute, receive and enforce in its own behalf and name United States Patent
No.[          ] , Issued [           ].

            IN WITNESS WHEREOF, Assignor has caused its Assignment to be duly executed by one of its officers on the date shown below.

MERLOT COMMUNICATIONS INC.                      NETWORK-1 SECURITY
                                                SOLUTIONS, INC.


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BY                                              BY
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GEORGE CONANT                                   COREY M. HOROWITZ
PRESIDENT AND CEO


DATE:                                           DATE:
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